EXHIBIT 99.1
Contact:
Laurie W. Little
949-461-6002
VALEANT ANNOUNCES REDEMPTION OF ALL OUTSTANDING
7% SENIOR NOTES DUE 2011
     ALISO VIEJO, Calif., June 20, 2008 — Valeant Pharmaceuticals International (NYSE: VRX) today announced that it will redeem all of the $300 million aggregate principal amount outstanding of its 7% Senior Notes due 2011 (CUSIP No. 91911XAG9) (the “Notes”).
     On June 20, 2008, a copy of the irrevocable notice of redemption was mailed to record holders of the Notes by The Bank of New York Trust Company, N.A., 700 Flower Street, Suite 500, Los Angeles, CA 90017, the successor trustee under the indenture governing the Notes. The Notes will be redeemed on July 21, 2008.
     “We are pleased to be able to take this next step in our six point plan to restructure this company,” said J. Michael Pearson, chairman and chief executive officer. “With our previously announced share repurchase program and our debt redemption program now both in place, we are well on our way to strengthening our balance sheet, which will further position us for growth and profitability in the future.”
     This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements including, but not limited to, statement regarding the company’s belief that a strengthened balance sheet will position the company for growth and profitability in the future. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Valeant cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
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